UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 2)*


                                 AFFYMETRIX, INC.
             ------------------------------------------------------
                                (NAME OF ISSUER)


                      COMMON STOCK, $0.01 PAR VALUE PER SHARE
             ------------------------------------------------------
                          (TITLE OF CLASS OF SECURITIES)


                                   00826T1088
             ------------------------------------------------------
                                 (CUSIP NUMBER)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes.


- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Levin Capital Strategies, L.P.
      (EIN 87-0753486)

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      A Delaware Limited Partnership

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                           35,733
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             3,763,432
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                35,733
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER

                         4,864,523
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           4,900,256
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [    ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           6.1%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           IA
- ------------------------------------------------------------------------------


- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      LCS, LLC

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

     A Delaware Limited Liability Corporation

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                           0
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0

                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER

                           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [ ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           CO
- ------------------------------------------------------------------------------


- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      LCS Event Partners, LLC

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

     A Delaware Limited Liability Corporation

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                           0
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0

                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER

                           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [ ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           CO
- ------------------------------------------------------------------------------


- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      LCS L/S, LLC

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

     A Delaware Limited Liability Corporation

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                           0
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0

                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER

                           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [ ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           CO
- ------------------------------------------------------------------------------


- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John A. Levin

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                           0
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER

                           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [ ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           IN
- ------------------------------------------------------------------------------


ITEM 1.

     (A) NAME OF ISSUER:

         AFFYMETRIX, INC. (the "Issuer").

     (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES OR,IF NONE, RESIDENCE:

         3420 Central Expressway, Santa Clara, California 95051


ITEM 2.

     (A) NAME OF PERSON FILING:

     This schedule is being jointly filed by Levin Capital Strategies, L.P . ("LCS"), LCS, LLC ("LCSL"), LCS Event Partners, LLC ("LCSEP"), LCS L/S, LLC ("LCSLS") and John A. Levin, the Chief Executive Officer and controlling person of LCS, LCSL, LCSEP, LCSLS (LCS, LCSL, LCSEP, LCSLS and John A. Levin are sometimes collectively referred to hereinafter as "Filer"). Attached hereto as an exhibit is a copy of the joint Schedule 13G/A filing agreement among the reporting persons and entities.

     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     The address of the principal executive office of LCS, LCSL, LCSEP, LCSLS and John A. Levin is: 595 Madison Avenue, 17th Floor, New York, New York 10022.

     (C) CITIZENSHIP:

     The citizenship or place of organization of the reporting person is as follows: LCS is a limited partnership organized under the laws of the State of Delaware, and LCSL, LCSEP, LCSLS are limited liability corporations organized under the laws of the State of Delaware. John A. Levin is a United States of America citizen.


     (D) TITLE OF CLASS OF SECURITIES:

         Common Stock, $0.01 par value per share.

     (E) CUSIP NUMBER:

         00826T1088


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(B), OR
240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

      IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act
          (b) [ ] Bank as defined in Section 3(a)(6) of the Act
          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940
          (e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)
          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
          (g) [ ] Parent Holding Company, in accordance with Rule 13d-
                  1(b)(ii)(G);
          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
          (j) ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX.[]


ITEM 4.  OWNERSHIP.

Levin Capital Strategies, L.P.:

     (a) Amount beneficially owned: 4,900,256
     (b) Percent of Class: 6.1%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote:   35,733
	(ii) Share power to vote or to direct the vote: 3,763,432
       (iii) Sole power to dispose or to direct the disposition of: 35,733
	(iv) Shared power to dispose of to direct the disposition of: 4,864,523

LCS, LLC:

     (a) Amount beneficially owned: 0
     (b) Percent of Class: 0.0%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote: 0
	(ii) Share power to vote or to direct the vote: 0
       (iii) Sole power to dispose or to direct the disposition of: 0
	(iv) Shared power to dispose of to direct the disposition of: 0


LCS Event Partners, LLC:

     (a) Amount beneficially owned: 0
     (b) Percent of Class: 0.0%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote: 0
	(ii) Share power to vote or to direct the vote: 0
       (iii) Sole power to dispose or to direct the disposition of: 0
	(iv) Shared power to dispose of to direct the disposition of: 0


LCS L/S, LLC

     (a) Amount beneficially owned: 0
     (b) Percent of Class: 0.0%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote: 0
	(ii) Share power to vote or to direct the vote: 0
       (iii) Sole power to dispose or to direct the disposition of: 0
	(iv) Shared power to dispose of to direct the disposition of: 0


Mr. Levin disclaims beneficial ownership of all such shares.


John A. Levin:

     (a) Amount beneficially owned: 0
     (b) Percent of Class: 0.0%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote: 0
        (ii) Share power to vote or to direct the vote: 0
       (iii) Sole power to dispose or to direct the disposition of: 0
	(iv) Shared power to dispose of to direct the disposition of: 0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. This Schedule 13G/A is filed by LCS, LCSL, LCSEP, LCSLS and John A. Levin with respect to Common Stock held by LCS's investment advisory accounts.
Levin Capital Trilogy Master Fund, Ltd., an offshore private investment fund, has the right to receive dividends from, and the proceeds from the sale of 30,869 shares. Safinia Partners, LP, a private investment fund, has the right to receive dividends from, and the proceeds from the sale of 4,864 shares. Transamerica Large Cap Value fund, a registered investment company under the Investment Company Act of 1940, for which LCS acts as sub-investment advisor have the right to receive dividends from, and the proceeds from the sale of, 1,332,144 shares. Various separately managed accounts for whom LCS acts as investment manager have the right to receive dividends from, and the proceeds from the sale of, 3,532,379 shares.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.


ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               January 26, 2016
                         ---------------------------
                                    (Date)




                         Levin Capital Strategies, L.P.

                         BY:/s/ John A. Levin
                            ------------------------
                                John A. Levin
                                Chairman and Chief Executive Officer


                         LCS, LLC

                         BY:/s/ John A. Levin
                            ------------------------
                                John A. Levin
                                General Partner


			 LCS Event Partners, LLC

                         BY:/s/ John A. Levin
                            ------------------------
                                John A. Levin
                                General Partner


                         LCS L/S, LLC

                         BY:/s/ John A. Levin
                            ------------------------
                                John A. Levin
                                General Partner



                         BY:/s/ John A. Levin
                            ------------------------
                                John A. Levin